FIRST AMENDMENT TO SECTION 382 RIGHTS AGREEMENT
THIS FIRST AMENDMENT TO SECTION 382 RIGHTS AGREEMENT (this “Amendment”) is entered into on February 18, 2011, between THQ Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent entered into that certain Section 382 Rights Agreement, dated as of May 12, 2010 (the “Rights Agreement”);
WHEREAS, pursuant to Section 28 of the Rights Agreement, the Board of Directors of the Company has delegated its power and authority to administer the Rights Agreement and to exercise the rights and powers thereunder to the Independent Director Evaluation Committee (the “IDEC”); and
WHEREAS, on February 16, 2011, the IDEC approved and adopted an amendment to the Rights Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.Amendment of the Rights Agreement. Section 1(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:
"Acquiring Person" shall mean any Person (other than an Exempt Person) that is or has become a 4.9% Stockholder, provided, however, that any Person who would otherwise qualify as an Acquiring Person upon the execution of this Agreement will not be deemed to be an "Acquiring Person" for any purpose of this Agreement on and after such date unless and until such Person acquires Beneficial Ownership of additional shares of Common Stock representing three-tenths of one percent (0.3%) of the Common Stock then outstanding while the Beneficial Owner of 4.9% or more of the Company's then-outstanding Common Stock, and provided, further, that a Person will not be deemed to have become an Acquiring Person solely as a result of (i) a reduction in the number of shares of Common Stock outstanding, (ii) the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and employees, (iii) any unilateral grant of any security by the Company, or (iv) an Exempt Transaction, unless and until such Person acquires Beneficial Ownership of one additional share of Common Stock while the Beneficial Owner of 4.9% or more of the Company's then-outstanding Common Stock. If the Independent Director Evaluation Committee in its sole discretion determines in good faith that a Person who would otherwise be an "Acquiring Person" has become such inadvertently (including, without limitation, because (x) such Person was unaware that it Beneficially Owned a percentage of Common Stock that would otherwise cause such Person to be an Acquiring Person or (y) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual or constructive knowledge of the consequences of such Beneficial Ownership under this Agreement), and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person is no longer the Beneficial Owner of such percentage of Common Stock that would have otherwise caused such Person to be an Acquiring Person, then such Person shall not be deemed to be or ever to have been an "Acquiring Person" for any purposes of this Agreement as a result of such inadvertent acquisition.

2.Exhibit C of the Rights Agreement, “Summary of Rights”, shall be amended such that the fourth and sixth paragraph of the Summary of Rights reflects the amended and restated definition of Acquiring Person and therefore all references to “one-tenth of one percent (0.1%)” therein shall read “three-tenths of one percent (0.3%).”

3.Effectiveness of the Amendment. Upon the execution and delivery of this Amendment by the Company and the Rights Agent, this Amendment shall be deemed effective as of the date of the Rights Agreement, which is May 12, 2010.

4.Amendment Controls. If this Amendment conflicts with or is inconsistent with any provision contained in the Rights Agreement, this Amendment shall control. This Amendment shall be considered a part of the Rights Agreement, and all other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect.

5.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Rights Agreement.

6.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

7.Counterparts; Facsimile and PDFs. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed as of the date first written above.

THQ INC.

By:	/s/ Paul J. Pucino
Name:	Paul J. Pucino
Title:	CFO & EVP

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Robert A. Buckley
Name:	Robert A. Buckley
Title:	Sr. Vice President

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